Exhibit 10.4

SERVICES AGREEMENT

This Agreement is entered into this 5th day of January 2017

BETWEEN
(1) GOODBULK LTD. a company organized and existing under the laws of Bermuda, having its registered office at Clarendon House, 2 Church Street, Hamilton , Bermuda, (the "Client"); and

(2) C TRANSPORT HOLDING LTD., a company organized and existing under the laws of Bermuda, having its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda (the "Service Provider").

the Client and the Service Provider together hereinafter referred to as "the Parties", and each as a "Party".

1.	Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them.

"Staff Services" means the Staff Services to be provided under Clause 4.

This Agreement contains the entire agreement and understanding between the Parties and supersedes all prior negotiations and agreements on any matter hereof.

Words importing the plural shall include the singular and vice-versa.

2.	Appointment of Service Provider

With effect as from 5th January 2017, (the "Effective Date"), and continuing unless and until terminated as provided in this Agreement, the Client hereby appoints the Service Provider and the Service Provider hereby agrees to provide the Staff Services.

3.	Basis of Agreement

Subject to the terms and conditions of this Agreement, during the term of this Agreement, the Service Provider shall provide the Staff Services in accordance with Clause 3 and the Client's written instructions.

4.	The Services

In its capacity as Service Provider and subject to the terms and conditions of this Agreement, the Service Provider shall provide the following services, in relation with any direct or indirect subsidiary of the Client which will be owning any vessel:

4.1 Administration Services

The service comprises all activities connected to the management of the Client excluding those having a commercial and/or operational nature; namely it includes:

•	Customers and Suppliers Management: this comprises issuance of invoices, recording of suppliers invoices and payments at maturity; each transaction will be performed by the Service Provider only in accordance with the Client’s written instructions;

•	Accounting: this comprises keeping of accounting books and ledgers, in accordance with General Accounting Principles and Practices and applicable law (as advised by the Client); keeping contacts with external auditing firms (if required) supporting their activity whenever requested. The Service Provider will be responsible for the preparation of the Annual Audited Financial Statements which will be signed by the Client. The Service Provider will be preparing all necessary periodical reports as may be requested by the Client, for internal and external reporting requirements of the Client;

•	Treasury: this comprises the processing and execution of all inbound and/or outbound cash-flows, keeping contacts with banks and financial institutions; all bank payments will be made only in accordance with the Client's instructions, and where payments are to be made which are not in accordance with preagreed budgets these will be explicitly discussed and agreed with the Client;

•	Budgeting and reporting: this comprises preparation of budgets, financial projections, periodical management accounts and forecasts for the period. Input and assumptions for such budgets, projections and forecasts will be provided by the Client and will remain the Client's responsibility;

4.2 Consultancy Services

•	Consultancy, support and sundries: upon request the Service Provider can provide the Client on time by time basis specific services such as company valuations, financial statement auditing, reporting and acting as officers, directors and/or attorneys-in-fact of the Client, at a specific additional fee to be agreed upon in advance in each instance;

4.3 Corporate & Legal Services

•	The service comprises preparation of corporate authorities and statutory reporting requirements to boardesolutions, loan documentation review, commercial agreements review;

4.4 Information Technologies (IT) Services

•	This service comprisesassistance in Electronic Data Processing (EDP), in the ordinary and extraordinary hardware, and consultancy in connection to the software development.

5.	Client Obligations

The Client shall pay all fees due to the Service Provider promptly in accordance with Clause 7.

6.	Service Provider Obligations

The Service Provider undertakes to use all best endeavors to provide the agreed Staff Services to the Client in accordance with sound practices and international standards, applicable statutory and regulatory requirements and policies to protect and promote the interests of the Client in all matters relating to the provision of services hereunder.

The Service Provider will provide the Staff Services in accordance with any processes / procedures required by the Client, as such are advised in writing by the Client.

The Client shall be entitled to use its own facilities, premises and staff, or , with the prior written approval of the Client, to subcontract all/or some of the functions to third contractors whose activity and performance will however remain under the Service Provider's direct control and liability.

The Service Provider will indemnify the Client for any claim of any broker or any other person seeking a brokerage commission.

The Service Provider will indemnify the Client for any claim of any broker or any other person seeking a brokerage commission

7.	Management Fees and Expenses

The Client shall pay the Service Provider for its services as Service Provider under this Agreement (including clause 4) an annual (or pro-rata for any part of the year) management fee of USO 50,000.—, for each vessel indirectly owned by the Client (that is owned by the Client through a wholly owned subsidiary of the Client). This fee shall be payable by equal quarterly installments in advance, the first installment being payable on the Effective Date and subsequent installments being payable every quarter.

The Client shall reimburse the Service Provider for all travelling and subsistence expenses that the Service Provider incurs in the provision of the Staff Services. Economy class airfares shall apply for less than 6 hour trips, while for longer trips Business Class fares will be acceptable.

All such expenses shall be in accordance with a budget approved by the Client and when invoiced to the Client will be accompanied by copies of the relevant supporting vouchers or invoices.

If additional services (other than the Services under clause 4 ) are to be provided, the Client and the Service Provider shall agree the fee/commission and method of payment thereof in respect of such additional services prior to the Service Provider confirming its agreement to undertake such additional services. The Service Provider shall not incur any obligation in excess of the amount budgeted in the annual budget without the approval of the Client.

Notwithstanding anything in this Agreement to the contrary, and apart from standard increase in fees due to inflation index ( based upon appropriate European Union consumer price index reasonably acceptable to the Parties), the fees payable by the Client under this Agreement shall not increase for the five year period beginning on the Commencement Date. The provisions of this clause shall survive the termination of this Agreement or its renewal.

All rights of the Client under this Agreement shall be exercised solely by the Board of Directors of the Client ("Board of Directors") subject to the by-laws of the Client, and all instructions, directions, waivers, approvals, specifications or other actions permitted or required to be taken under this Agreement by the Client, including (without limitation) any express limitations imposed on the authority of the Client, shall be taken by the Board of Directors.

The Service Provider shall not give a preference to other vessels it is managing under arrangements with persons other than the Client and will ensure a fair distribution of available manpower, supplies and services to the vessels indirectly owned by the Client.

8.	Duration of the Agreement and Termination

This Agreement shall come into effect on the Effective Date and shall continue for 1 year after the Effective Date and shall be authomatically renewed at the end of each anniversary from the Effective Date, until and unless terminated by either Party giving to the other not less than three months' prior notice in writing, in which event the term of management under this Agreement shall terminate and the Service Provider shall cease to be responsible for the provision of the Staff Services on and from the time and date specified in such notice.

In the event of the appointment of the Service Provider being terminated by the Client for any reason whatsoever, the Service Provider shall be entitled to receive from the Client a termination payment equal to 2 times the prior 12 months Management Fees due to the Service Provider as outlined in Clause 7. If termination is for default of the Service Provider in performing its obligations or as a result of the Service Provider not being permitted by applicable law to perform the Staff Services or due to the insolvency of the Service Provider, then no termination payment is due.

9.	Confidentiality

Both, the Service Provider and the Client agree to keep private and confidential any information that shall be exchanged during the performance of this Agreement, except where and to the extent that disclosure is required by applicable law and/or court order; and undertake further to immediately deliver to each other, upon termination of this Agreement all documents, statements and records pertaining to each of the Parties.

This confidentiality undertaking shall apply to all employees, agents, suppliers and third party service contractors of the Client and the Service Provider.

10.	Law and Arbitration

This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or reenactment thereof save to the extent necessary to give effect to the provisions of this Clause 10.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the Party referring a dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be binding on both Parties as if he had been appointed by agreement.

Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of USO 50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

11.	Notices

Any notice to be given by either Party to the other party shall be in writing and may be sent by e-mail, registered or recorded mail or by personal service.

(i)	if to be served to the Service Provider at:

(ii)	if to be served to the Client, at:

12.	Service Provider's Right to Sub-Contract

The Service Provider shall not have the right to sub-contract any of its obligations hereunder without the written consent of the Client, such consent not to be unreasonably withheld. In the event of such a sub-contract the Service Provider shall remain fully liable for the due performance of its obligations under this Agreement.

For and on behalf of GOODBULK LTD.		For and on behalf of C. TRANSPORT HOLDING LTD.

/s/ L. Andy Mitchell		/s/ J.M. Radziwill – /s/ L. Pulcini
By:	L. Andy Mitchell	By:	J.M. Radziwill – L. Pulcini

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